Exhibit 99.1

Overseas Shipholding Group Appoints James D. Small III as Senior Vice President, Secretary and General Counsel

NEW YORK (BUSINESS WIRE)—Feb. 17, 2015—Overseas Shipholding Group, Inc. (NYSE MKT:OSGB) (the “Company” or “OSG”) today announced the appointment of James D. Small III as Senior Vice President, Secretary and General Counsel, effective in March. Most recently, Mr. Small was a counsel with Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”) in its New York office, where his practice focused on U.S. securities laws and corporate and financial matters. He replaces James I. Edelson, who will assume responsibility for Governmental Affairs.

“James Small has been a valuable legal advisor to OSG during the transformative events of the past few years, and he has the right background to support the next phase of OSG’s corporate development,” said Ian T. Blackley, President and CEO of OSG. “His securities law, capital markets, and corporate governance experience will be invaluable to us. He knows the company well, and has the confidence of our Board and management. We all look forward to welcoming him to our executive team.”

“I am looking forward to this new role,” Mr. Small said. “I have worked with OSG as it made a difficult financial and operational transition, and I believe this is an exciting time to join the Company.”

“Jim Edelson has been instrumental in our transition,” said Ian Blackley. “He is also important to the Company’s future success and we are very pleased to have someone of his experience in this new role while continuing to provide legal advice on maritime, Jones Act and other business matters.”

At Cleary Gottlieb, Mr. Small's practice focused on corporate and financial transactions, U.S. securities law matters in U.S. and international capital markets transactions, mergers and acquisitions, and general corporate transactions. Mr. Small was recognized by The Legal 500 U.S. for his capital markets practice.

Mr. Small also advised companies on corporate governance matters and co-authored numerous articles on disclosure practices, securities law and corporate governance.

He joined Cleary Gottlieb in 1996, became counsel in 2008, and worked in the firm’s New York, London and Hong Kong offices. Prior to the commencement of his legal career, Mr. Small was an analyst at the Central Intelligence Agency.

Mr. Small received a J.D. (with distinction) from Stanford Law School in 1996, where he was the Senior Editor (Ombudsperson) of the Stanford Law Review and a member of the Stanford Journal of International Law. Mr. Small graduated with a B.A. in Astrophysics and Political Science from Williams College in 1990. He is a member of the Bar in New York.

ABOUT OSG

Overseas Shipholding Group, Inc. (NYSE MKT:OSGB) is a publicly traded tanker company providing energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets. OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

CONTACTS

The Abernathy MacGregor Group

Chuck Burgess, 212-371-5999

CLB@abmac.com

or

OSG Corporate Communications, 212-578-1612